Exhibit 99.1

MjLink.com to Present at the 11th Annual LD Micro Main Event

DENVER, CO –November 20, 2018 - MjLink.com, Inc., a wholly owned subsidiary of Social Life Network, Inc. (OTCQB: WDLF), announced that it will be presenting at the 11th Annual LD Micro Main Event.

MjLink’s CEO, Ken Tapp, and CFO, Mark DiSiena will be presenting at the conference on Tuesday, December 4, 2018, at 1:00pm PT/4:00pm ET at the Luxe Sunset Blvd Hotel, in Los Angeles, CA.

Mr. Tapp will deliver a corporate presentation and discuss their international cannabis social networks that are used in over 120 countries, by over a million monthly users as well as discuss their plan to take MjLink.com, Inc. public on a Canadian stock exchange in 2019. Mr. Tapp and Mr. DiSiena will also be available for one-on-one meetings to discuss the MjLink pre-IPO capital raise that was announced in our November 1, 2018 press release that was filed as Exhibit 99. 1 in our November 1, 2018 Form 8-K..

About Social Life Network, Inc.

Social Life Network, Inc. is an artificial intelligence and blockchain powered social network and e-commerce technology company based in Denver Colorado. They launched their first social networks, WeedLife.com for cannabis consumers and MjLink.com for cannabis and hemp business professionals in 2013, and have since launched niche e-commerce social networks to meet the growing demand for online communities in the residential Real Estate industry and many sports verticals including Golf, Cycling, Tennis, Soccer, Hunting & Fishing world-wide.

For more information, visit https://www.SocialNetwork.ai

Disclaimer

This news release may include forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the Company’s analysis of opportunities in the acquisition and development of various project interests and certain other matters. No information in this press release should be construed as any indication whatsoever of the Company’s or MjLink’s future financial results, revenues or stock price. There are no assurances that the Company will successfully take MjLink public in Canada. These statements are made under the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:

Investor Relations
IR@Social-Life-Network.com
855-933-3277